Exhibit No. 99.1


Network Engines Announces It Will Exit the Business of
Distributing Third-Party Storage Networking Components

   CANTON, Mass.--(BUSINESS WIRE)--Oct. 13, 2004--

     Company Now Positioned as a Pure-play Server Appliance Vendor

   Network Engines, Inc. (NASDAQ: NENG), a leading provider of storage and security server appliance products and services, today announced that on October 12, 2004 its Board of Directors approved a plan to exit the business of distributing third-party storage networking components. This move will enable the company to focus its remaining distribution sales, marketing, support and logistics infrastructure on the sale of its NS series firewall appliances, powered by Microsoft Internet Security and Acceleration (ISA) Server 2004. In a separate release issued today, the company announced the immediate availability of its NS Series firewall appliances.
   The company's decision to exit the third-party storage networking distribution business was based on a review of this business and its prospects. As a result of the commoditization of Fibre Channel Host Bus Adapter (HBA) technology and increasing competition in the market, Network Engines has experienced declining gross profits in its HBA distribution business. Furthermore, future net revenues and gross profits in this business were expected to deteriorate, and the company concluded that a withdrawal from the business was the appropriate course of action at this time.
   Network Engines plans to work with its suppliers and with other distributors to ensure its customers will receive continuity of supply and support for all third party products it currently distributes.
   "The skills and infrastructure associated with our HBA distribution operation were instrumental components in laying the groundwork for securing our OEM relationship with Microsoft," stated John Curtis, President and Chief Executive Officer of Network Engines. "Given our analysis of the HBA distribution market, coupled with the significant market opportunity that we believe our NS series firewall appliances represent, we concluded that exiting the third-party storage networking distribution business at this time and focusing on our NS series appliance opportunity is in the best long-term interest of our company, our shareholders and our employees. With today's announcements, along with our existing OEM appliance business, we believe Network Engines is now positioned as a leading pure-play server appliance vendor."
   The expected cash expenditures and cost of exiting the third-party storage networking distribution business is estimated to be between $300,000 and $500,000. These costs include one-time termination benefits and contract termination costs that are expected to be recognized in the quarter ending December 31, 2004. Excluded from these estimates are any non-cash charges related to the potential impairment of goodwill and intangible assets. As of September 30, 2004, the company had approximately $7.8 million of goodwill and $400,000 of intangible assets. Network Engines expects to complete the exit from the third-party storage networking distribution business by the end of the calendar year.
   "As part of our standard fiscal year-end process, we are currently reviewing the valuation of goodwill and intangible assets," stated Doug Bryant, Vice President of Finance and Administration and Chief Financial Officer. "We expect to provide an update on the results of that review when we announce our financial results on or about November 4, 2004."

   Conference Call Details

   In conjunction with this announcement, Network Engines will host a conference call today at 4:15 p.m. ET. The conference call will be available live at the Company's website at www.networkengines.com and will be archived on the site.

   About Network Engines

   Network Engines (NASDAQ: NENG) is a leading developer, manufacturer and distributor of storage and security appliances. The company works with its software partners to develop storage and security networking appliances for mission-critical applications.
Headquartered in Canton, Massachusetts, Network Engines was founded in 1997. For additional information on the Company's products and services, visit www.networkengines.com.

   Safe Harbor Regarding Forward-Looking Statements

   Statements in this press release regarding Network Engines' (the "Company") expected or projected financial performance including statements regarding the estimated costs to exit the business of distributing storage networking products and any possible impairment of goodwill and intangible assets, and any other statements about Network Engines' management's expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2003 and the Company's Form 10-Q for the quarter ended June 30, 2004 under the section "Factors That May Affect Future Operating Results" as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. The Company assumes no obligations to update the information included in this press release.

   Network Engines, the Network Engines logo and TidalWire are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.

    CONTACT: Network Engines, Inc.
             Erica Smith, 781-332-1163
             erica.smith@networkengines.com